CERTIFICATE OF DESIGNATION OF
SERIES B FIXED RATE CONVERTIBLE PERPETUAL PREFERRED STOCK,
PAR VALUE $0.001 PER SHARE, OF
LIVEPERSON, INC.
_______________________
Pursuant to Sections 151 and 103 of the
General Corporation Law of the State of Delaware
_______________________
LIVEPERSON, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly approved and adopted the following resolution on August 8, 2025, and the resolution was adopted by all necessary action on the part of the Company:
WHEREAS, the Certificate of Incorporation of the Company provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;
WHEREAS, the Board of Directors is authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof; and
WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to provide for the issue of shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof.
NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of 26,551 shares of Preferred Stock, par value $0.001 per share, having the voting powers and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board of Directors pursuant to the authority expressly vested in it by the provisions of the Certificate of Incorporation and hereby constituting an amendment to the Certificate of Incorporation as follows:
Section 1.Designation. The designation of the series of preferred stock of the Company is “Series B Fixed Rate Convertible Perpetual Preferred Stock”, par value $0.001 per share (the

“Series B Preferred Stock”). Each share of the Series B Preferred Stock shall be identical in all respects to every other share of the Series B Preferred Stock. Each share of Series B Preferred Stock shall have an initial stated value equal to $1,000.00 (the “Initial Stated Value”).

Section 2.Number of Shares. The authorized number of shares of Series B Preferred Stock is 26,551 shares of Series B Preferred Stock that are purchased or otherwise acquired by the Company, or converted into another series of Preferred Stock, shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series other than Series B Preferred Stock).

Section 3.Defined Terms and Rules of Construction.

(a)Definitions. As used herein with respect to the Series B Preferred Stock:

“Accrued Regular Dividend Amount” shall have the meaning set forth in Section 4(a)(iii).
“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act. For clarity, for purposes of this Certificate of Designation, (a) an investment fund, vehicle or account shall be deemed to be an Affiliate of all other investment funds, vehicles and accounts under common management, directly or indirectly, with a Person and (b) the Company and its Subsidiaries shall not be deemed to be Affiliates of a Holder or any of its Affiliates.
“Amended Charter” shall have the meaning set forth in Section 7(a).
“Average Common Stock Price” shall mean (i) the average of the closing sale prices per share of the Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive Trading Days immediately preceding, but not including, the determination date as reported on the principal national securities exchange on which the Common Stock is then traded, or (ii) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive Trading Days immediately preceding, but not including, the determination date, if the Common Stock is not then listed for trading on a U.S. securities exchange.
“Beneficial Ownership Limitation” has the meaning given in Section 7(b).
“Board of Directors” shall mean the board of directors of the Company.
“Business Day” shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Bylaws” shall mean the Fourth Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended from time to time.
“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.
“Certificate of Designation” shall mean this Certificate of Designation relating to the Series B Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” shall mean the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, including by this Certificate of Designation.
“Close of Business” shall mean 5:00 p.m., New York City time.
“Closing Price” of the Common Stock (or other securities) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Trading Market on which the Common Stock (or other securities) is traded. If the Common Stock (or other securities) is not listed for trading on a Trading Market on the relevant date, the “Closing Price” shall be the last quoted bid price for the Common Stock (or other securities) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or other securities) is not so quoted, the “Closing Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock (or other securities) on the relevant date from a nationally recognized “bulge-bracket” independent investment banking firm selected by the Company for this purpose.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.
“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.
“Common Stock Equivalents” shall mean any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Company” shall mean LivePerson, Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereof.

“Conversion Ratio” shall have the meaning set forth in Section 7(a), subject to adjustment pursuant to Section 10.
“Conversion Shares” shall have the meaning set forth in Section 7(a).
“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LPSN<equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent “bulge-bracket” investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Distributed Property” has the meaning set forth in Section 10(c).
“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agreement” shall mean that certain Exchange Agreement, dated as of August 11, 2025, by and among the Company and certain holders of the Company’s 0% Convertible Senior Notes due 2026 as amended, modified or supplemented from time to time in accordance with its terms.
“Fundamental Transaction” means the occurrence of any of the following: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).
“Holder” shall mean any holder of Series B Preferred Stock, and “Holders” shall mean, collectively, the holders of the Series B Preferred Stock.
“Initial Stated Value” shall have the meaning set forth in Section 1.
“Junior Stock” shall have the meaning set forth in Section 6(a).
“Liquidation” shall have the meaning set forth in Section 6(b).
“Liquidation Preference” shall have the meaning set forth in Section 6(b).
“Optional Redemption Date” shall have the meaning set forth in Section 8.
“Optional Redemption Right” shall have the meaning set forth in Section 8.
“Original Issue Date” shall mean September 12, 2025.
“Parity Stock” shall have the meaning set forth in Section 6(a).
“Participating Dividend” shall have the meaning set forth in Section 4(b).
“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).
“Regular Dividend” shall have the meaning set forth in Section 4(a).
“Regular Dividend Payment Date” shall have the meaning set forth in Section 4(a).
“Regular Dividend Payment Record Date” shall have the meaning set forth in Section 4(a)(iv).
“Regular Dividend Period” shall have the meaning set forth in Section 4(a).

“Regular Dividend Rate” shall mean, initially 15.0% per annum; provided, that, (i) if any shares of Series B Preferred Stock remain outstanding following the Conversion by operation of Section 7(b), the Regular Dividend Rate shall be reduced to 0% beginning on the date of the Conversion; (ii) if the Conversion has not occurred by September 12, 2026, the Regular Dividend Rate will increase to 20.0% on such date.
“Regular PIK Dividend” shall have the meaning set forth in Section 4(a)(iii).
“Reference Property” has the meaning set forth in Section 10(f).
“Preferred Stock” shall mean any and all series of preferred stock of the Company, including the Series B Preferred Stock.
“Purchase Rights” shall have the meaning set forth in Section 9(b).
“Register” shall mean the securities register maintained in respect of the Series B Preferred Stock by the Company.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Stock” shall have the meaning set forth in Section 6(a).
“Series B Preferred Stock” shall have the meaning set forth in Section 1.
“Shareholder Approval” shall have the meaning set forth in Section 7(a).
“Spin-Off” has the meaning set forth in Section 10(c).
“Stated Value” as of any date with respect to a share of Series B Preferred Stock means the Initial Stated Value plus the amount of any Regular PIK Dividends paid on or before such date pursuant to Section 4(a)(iii).
“Subsidiary” shall mean any direct or indirect subsidiary of the Company formed or acquired before or after the date of the Exchange Agreement.
“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the Trading Market or, if the Common Stock (or such other security) is not then listed on a Trading Market, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Closing Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day; and provided further, that for purposes of determining Daily VWAPs only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on the Trading Market or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the relevant date: New York Stock Exchange, NYSE American LLC, or any national exchange operated by the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the New York Stock Exchange, NYSE American LLC or the Nasdaq Stock Market.
“Transfer Agent” means such agent or agents of the Company as may be designated by the Board or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock or, if the Company is serving as its own transfer agent, the Company.
“Trigger Event” has the meaning set forth in Section 10(c).
“Valuation Period” has the meaning set forth in Section 10(c).
(b)Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day or Trading Day, shall mean the respective calendar day or number of calendar days; (x) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; (xi) references to sections of the Code shall be deemed to include any substitute, replacement or successor sections as well as the Treasury Regulations promulgated thereunder from time to time; and (xii) headings are for convenience only.

Section 4.Dividends.

(a)Regular Dividends.
(i)Holders of record on each applicable Regular Dividend Payment Record Date shall be entitled to receive, out of the assets of the Company, cumulative dividends on the then current Stated Value of each share of Series B Preferred Stock in an amount equal to the Regular Dividend Rate (each such dividend on a share of Series B Preferred Stock, a “Regular Dividend”). Regular Dividends shall be payable annually in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2025, in each case, unless any such day is not a Business Day, in which event such Regular Dividends shall be payable on the next succeeding Business Day, without accrual of interest thereon to the actual payment date (each such payment date, a “Regular Dividend Payment Date”). Regular Dividends in respect of any Regular Dividend

Payment Date shall include, with respect to the initial Regular Dividend, the period from the Original Issue Date to but excluding, the initial Regular Dividend Payment Date, and thereafter, shall include the period from the preceding Regular Dividend Payment Date to, but excluding the next Regular Dividend Payment Date (each such period, a “Regular Dividend Period”). The amount of Regular Dividends payable in respect of each share of Series B Preferred Stock for any period shall be computed on the basis of a 365-day year, rounded to the nearest cent, based on the number of actual days elapsed.
(ii)Regular Dividends on each share of Series B Preferred Stock shall begin to accrue on a daily basis, and shall be cumulative at a rate equal to the Regular Dividend Rate on the then current Stated Value of such share, beginning on the Original Issue Date of such share of Series B Preferred Stock. Regular Dividends shall accrue whether or not declared and whether or not the Company has assets legally available to make payment thereof.
(iii)With respect to each share of Series B Preferred Stock, any Regular Dividend in respect of such share of Series B Preferred Stock that has accrued during any applicable Regular Dividend Period and is unpaid in cash on the related Regular Dividend Payment Date (the amount of any accrued and unpaid Regular Dividend with respect to any share of Series B Preferred Stock for any Regular Dividend Period, the “Accrued Regular Dividend Amount” with respect to such share of Series B Preferred Stock for such Regular Dividend Period) shall be added to the then current Stated Value of such share of Series B Preferred Stock immediately following the Close of Business on the applicable Regular Dividend Payment Date. Any such addition of the Accrued Regular Dividend Amount in respect of a share of Series B Preferred Stock to the then current Stated Value of such share of Series B Preferred Stock pursuant to this Section 4(a)(iii) is referred to herein as a “Regular PIK Dividend.” The Accrued Regular Dividend Amount in respect of any Regular Dividend Period shall, without duplication of any prior Regular PIK Dividends (if any), only be added to the Stated Value of such share of Series B Preferred Stock once. Regular Dividends with respect to each share of Series B Preferred Stock shall continue, from and after the date of each Regular PIK Dividend, if any, to accrue in an amount per annum equal to the Regular Dividend Rate of the then current Stated Value of such share of Series B Preferred Stock as of the relevant Regular Dividend Payment Record Date.
(iv)Each Regular Dividend will be payable to Holders as they appear in the Register of the Company as of the Close of Business on the applicable record date, which with respect to Regular Dividends payable pursuant to this Section 4, shall be on the 15th day of each month in which a Regular Dividend Payment Date occurs, or, if such date is not a Business Day, the next day that is a Business Day (“Regular Dividend Payment Record Date”). The Company shall, no later than the Regular Dividend Payment Record Date immediately preceding the applicable Dividend Payment Date, provide notice to the Holders if the Company will pay the Regular Dividend for that Dividend Payment Date in cash.
(b)Participating Dividends. In addition to the Regular Dividends, holders of Series B Preferred Stock shall be entitled to receive, for each share of Series B Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends and distributions to the same extent and on the same basis as and contemporaneously with dividends and distributions as declared by the Board of Directors with respect to shares of Common Stock in an amount equal to the product of (i) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock pursuant to Section 7(a) hereof on the record date for the dividend or distribution on the Common Stock (assuming, for such purposes, the conditions to the Conversion as set forth in Section 7(a) had been fully satisfied on the day immediately prior to such record date and without regard to any limitations on conversion) and (ii) the dividend or distribution payable on a share of the Common Stock (each such dividend, a “Participating Dividend”). Participating Dividends payable pursuant to this Section 4(b) shall be payable to the holders of record of shares of Series B Preferred Stock as they appear on the Register at the Close of Business on the same record date as is applicable to the Common Stock, as may be fixed by the Board of Directors. The Company shall provide 10 days prior written notice to the holders of Series B Preferred Stock of any applicable record date.
(c)The per share amounts and any other applicable amounts in this Section 4 shall be adjusted for any recapitalization, stock combination, stock dividend, stock split or similar event occurring after the Original Issue Date of any such share of Series B Preferred Stock.
Section 5.Voting Rights.
(a)General Voting Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each Holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes, together with the holders of shares of Common Stock and not separately as a class, equal to the number of whole Conversion Shares into which the shares of Series B Preferred Stock held by such Holder would be convertible as of the record date for determining stockholders entitled to vote on such matter (assuming, for such purposes, the conditions to the Conversion as set forth in Section 7(a) had been fully satisfied on the day immediately prior to such record date and without regard to any limitations on conversion, other than pursuant to Section 7(b)).
(b)Class Voting Rights. As long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of Series B Preferred Stock
(i)alter or change the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designation;
(ii)amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock; or
(iii)declare or pay any dividends on any junior securities, including any Common Stock, during any time that any Accrued Regular Dividend Amounts (including any accrued and unpaid Regular Dividends previously added to the Stated Value of the Series B Preferred Stock) or unpaid Participating Dividends on the Series B Preferred Stock have not been paid in full in cash.
Section 6.Rank; Liquidation.
(a)The Series B Preferred Stock shall, with respect to dividend rights and rights upon a Liquidation Event, rank (i) senior to all of the Common Stock; (ii) senior to the Series A Junior Participating Preferred Stock of the Company and any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series B Preferred Stock (any such junior class, together with the Common Stock, “Junior Stock”; (iii) pari passu with any class or series of capital stock of the Company hereafter created not specifically ranking by its terms junior or senior to the Series B Preferred Stock (any such class, “Parity Stock”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (“Senior Stock”).
(b)Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or the occurrence of any Fundamental Transaction (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Company, subject to the rights of any class or series of Senior Stock and before any distribution or payment shall be made to any holder of any Junior Stock, each Holder shall be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series B Preferred Stock equal to the sum of the greater of (i) 100% of the then current Stated Value, plus without duplication, all accrued and unpaid Regular Dividends and unpaid Participating Dividends on such share of Series B Preferred Stock to, but excluding, the date of the Liquidation Event and (ii) the amount that such Holder would have received had such Holder, as of the commencement of such Liquidation Event, converted each share of Series B Preferred Stock held by such Holder into the number of shares of Common Stock issuable to such Holder upon conversion of such Holder’s shares of Series B Preferred Stock pursuant to Section 7(a) hereof immediately prior to such Liquidation Event (assuming, for such purposes, the conditions to the Conversion as set forth in Section 7(a) had been fully satisfied on the day immediately prior to such Liquidation Event and without regard to any limitations on conversion) (the greater of the applicable amounts referred to in clauses (i) or (ii) herein, the “Liquidation Preference”). Notwithstanding anything herein to the contrary, (a) if the Conversion has not occurred prior to September 12, 2026, then upon the commencement of any voluntary or involuntary case under the United States Bankruptcy Code Title 11, the percentage set forth in clause (i) of the preceding sentence shall increase to 150% of the Stated Value and (b) if the Conversion has occurred, but shares of Series B Preferred Stock remain outstanding by operation of Section 7(b), the percentage set forth in clause (i) of the preceding sentence shall remain 100% of the Stated Value as of the date of the Conversion.
(c)No Holder shall (i) be entitled to any payment in respect of its shares of Series B Preferred Stock in the event of any Liquidation Event other than payment of the Liquidation Preference expressly provided for in Section 6(b), or (ii) have any further right or claim to any of the Company’s remaining assets, including any right or claim to participate in the receipt of any payment on Junior Stock in connection therewith.
(d)If, in connection with any liquidating distribution pursuant to Section 6(b), the assets of the Company or the proceeds thereof are not sufficient to pay in full the applicable Liquidation Preference payable on the shares of Series B Preferred Stock and the corresponding liquidating distributions payable on the shares of Parity Stock, if any, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective aggregate liquidating distributions that would be payable on all such shares if all amounts payable thereon were paid in full.
(e)Notwithstanding the foregoing provisions of this Section 6, in the event that any shares of Series B Preferred Stock remain outstanding following the Conversion by operation of Section 7(b), such outstanding shares of Series B Preferred Stock shall, in the event of a Fundamental Transaction, be entitled to the value such shares of Series B Preferred Stock would receive if such shares had converted into Conversion Shares immediately prior to the relevant determination date of the Fundamental Transaction and without regard to any limitations on conversion.
Section 7.Conversion.

(a)Automatic Conversion. Subject to Section 7(b), each share of Series B Preferred Stock shall automatically, and without any further action on the part of the Holder thereof, convert into 874.452714 shares of Common Stock (as it may be adjusted in accordance with Section 10, the “Conversion Ratio”) immediately following the satisfaction of all of the following conditions: (i) the approval of an amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”) by the requisite holders of Common Stock of the Company (the “Shareholder Approval”) which shall increase the total authorized shares of Common Stock from 200,000,000 shares to a number such that the Company has sufficient authorized but unissued shares of Common Stock to allow all of the then-outstanding shares of Series B Preferred Stock to be automatically converted into Common Stock, (ii) the adoption of the Amended Charter by the Board of Directors and (iii) the filing and acceptance of the Amended Charter with and by the Secretary of State of the State of Delaware, which shall be filed within one (1) business day following the date of Shareholder Approval (the “Conversion”). The Company shall within two (2) business days of Shareholder Approval (i) inform each holder of Series B Preferred Stock of the occurrence of the Shareholder Approval and (ii) confirm to each holder of Series B Preferred Stock the effective date of the Conversion. The shares of Common Stock to be issued upon Conversion (the “Conversion Shares”) shall be issued as follows: (a) Series B Preferred Stock that is registered in book-entry form shall be automatically cancelled on the date of Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book-entry form and without any action on the part of the holders thereof and shall be delivered to the holders thereof within two (2) business days of the effectiveness of the Conversion; (b) Series B Preferred Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of Conversion and the holder’s rights as a holder of such shares of Series B Preferred Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares within two (2) business Days of the effectiveness of the Conversion. The holder of Series B Preferred Stock shall surrender any stock certificate to the Company for cancellation within three (3) business days of the date the Conversion. Notwithstanding the cancellation of the Series B Preferred Stock upon Conversion, holders of Series B Preferred Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Company to comply with the terms of this Certificate of Designations, and in all cases, the holder shall retain all of its rights and remedies for the Company’s failure to convert the Series B Preferred Stock pursuant hereto.
(b)Conversion and Issuance Limitations. No Holder shall be permitted to receive Conversion Shares hereunder to the extent that after giving effect (but only after giving effect) to such conversion or receipt of such Conversion Shares, the Holder, in the aggregate and together with any Affiliate of such Holder, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.90% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares (the “Beneficial Ownership Limitation”). In addition, the Company shall not permit any Holder to vote, and such Holder shall not have the right to vote, in each case pursuant to Section 5(a), the portion of such Holder’s Series B Preferred Stock that, if converted pursuant to Section 7(a), would result in such Holder’s beneficial ownership exceeding the Beneficial Ownership Limitation. The foregoing provisions of this Section 7(b) shall not apply to a Holder who, in the aggregate and together with any Affiliate of such Holder, beneficially owned (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.90% of the number of shares of Common Stock outstanding immediately before giving effect to such conversion or receipt of shares. The Holder shall furnish such information as the Company may reasonably request to assist it in determining the Holder’s beneficial ownership pursuant to this Section 7(b). The provisions of this Section 7(b) may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver. Any purported conversion (and delivery of shares of Common Stock upon conversion of the

Series B Preferred Stock) will be void and have no effect to the extent, but only to the extent, that such conversion and delivery would result in any Holder becoming the beneficial owner of shares of Common Stock outstanding at such time in excess of the Beneficial Ownership Limitation. It is understood that the Conversion shall be effective up to the Beneficial Ownership Limitation, subject to the other requirements of this Certificate of Designation applicable to such conversion. If any shares of Common Stock due upon the Conversion is not delivered as a result of the Beneficial Ownership Limitation, then the relevant shares of Series B Preferred Stock shall remain outstanding and the Company’s obligation to deliver such shares of Common Stock will not be extinguished, and the Company will deliver such shares of Common Stock (and the relevant shares of Series B Preferred Stock shall be deemed converted) in accordance with the provisions under Section 7(a), on or as promptly as practicable after the date sixty-one (61) days after the earlier of the applicable Holder giving notice to the Company (A) that after such delivery, the Beneficial Ownership Limitation would not be exceeded or (B) requesting such delivery. A Holder will provide evidence as soon as reasonably practicable after its beneficial ownership is such that additional shares of Common Stock issuable upon conversion of Series B Preferred Stock may be delivered without causing such Holder’s beneficial ownership to exceed the Beneficial Ownership Limitation.
(c)Common Stock Issuance. Any shares of Common Stock issued upon conversion of Series B Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable and (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time.

(d)Mechanics of Conversion.
(i)Delivery of Book-Entry Statement Upon Conversion. Not later than three (3) Trading Days after the date of the Conversion, the Company shall deliver, or cause to be delivered, to the converting Holder a book-entry statement evidencing the number of Conversion Shares being acquired upon the conversion.
(ii)Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. In lieu thereof the Company shall, at its option, either round the number of Conversion Shares to be issued to the nearest whole number or pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Average Common Stock Price of the Common Stock on the day on which such shares of Series B Preferred Stock are deemed to have been converted.
(e)Transfer Taxes and Expenses. The issuance of certificates or book-entry statements for shares of the Common Stock on conversion of the Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series B Preferred Stock and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 8.Optional Redemption. At any time after the Original Issue Date (“Optional Redemption Date”), the Company may, at its option, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to 100%

of the then current Stated Value, plus without duplication, all accrued and unpaid Regular Dividends and unpaid Participating Dividends on such share of Series B Preferred Stock to, but excluding, the Optional Redemption Date (the “Optional Redemption Right”). The Company shall exercise its Optional Redemption Right by mailing written notice to each Holder, which notice shall specify: (i) the number of shares of Series B Preferred Stock to be redeemed and the amount to be paid therefor; and (ii) the date on which such redemption shall occur, which shall be a Business Day not less than 10 days and not more than 20 days from the date on which such notice is mailed. If less than all outstanding shares of Series B Preferred Stock are to be redeemed, the Company shall redeem the shares of Series B Preferred Stock pro rata amongst all Holders according to the number of shares of Series B Preferred Stock held by each Holder.
Section 9.Fractional Shares. Series B Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights (subject to Section 7(d)(ii)), receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.
Section 10.Certain Adjustments.
Adjustment to Conversion Ratio and Number of Conversion Shares. The Conversion Ratio shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Ratio if Holders of the Series B Preferred Stock participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Series B Preferred Stock, in any of the transactions described in Sections 10(a), (b), (c), (d) or (e) as if they held a number of shares of Common Stock equal to the number of shares of Common Stock into which the number of shares of Series B Preferred Stock held by such Holder are then convertible pursuant to Section 7(a) (assuming, for such purposes, the conditions to the Conversion as set forth in Section 7(a) had been fully satisfied on the day immediately prior to the relevant date and without regard to any limitations on conversion).
(a)Subdivisions, Combinations and Stock Dividends. If the Company exclusively issues shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a share split or share combination (in each case excluding an issuance solely pursuant to a Fundamental Transaction as to which the provisions of Section 6(b) shall apply), the Conversion Ratio shall be adjusted based on the following formula:
where,
CR0    =    the Conversion Ratio in effect immediately prior to the close of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR’    =    the Conversion Ratio in effect immediately after the close of business on such Record Date or immediately after the open of business on such effective date, as applicable;
OS0    =    the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such effective date, as applicable (before giving effect to any such dividend, distribution, split or combination); and
OS’    =    the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this Section 10(a) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 10(a) is declared but not so paid or made, the Conversion Ratio shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Ratio that would then be in effect if such dividend or distribution had not been declared.
(b)Rights Offerings. If the Company distributes to all or substantially all holders of the Common Stock any rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 10(c) shall apply) entitling them, for a period of not more than sixty (60) calendar days after the announcement date of such distribution, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the arithmetic average of the Daily VWAPs of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Ratio shall be decreased based on the following formula:
where,
CR0    =    the Conversion Ratio in effect immediately prior to the close of business on the Record Date for such distribution;
CR'    =    the Conversion Ratio in effect immediately after the close of business on such Record Date;
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date;
X    =    the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y    =    the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the arithmetic average of the Daily VWAPs of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.
Any decrease made under this Section 10(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Ratio shall be increased to the Conversion Ratio that would then be in effect had the decrease with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Ratio shall be increased to the Conversion Ratio that would then be in effect if such Record Date for such distribution had not occurred.
For purposes of this Section 10(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such arithmetic average of the Daily VWAPs of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company in good faith.
(c)Distributed Property; Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to Section 10(a) or Section 10(b), (ii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 4(b) shall apply, (iii) Spin-Offs as to which the provisions set forth below in this Section 10(c) shall apply, (iv) except as otherwise described in Section 10(f), rights issued or otherwise distributed pursuant to a stockholder rights plan and (v) a distribution solely pursuant to a Fundamental Transaction, as to which the provisions of Section 6(b) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Ratio shall be decreased based on the following formula:
where,
CR0    =    the Conversion Ratio in effect immediately prior to the close of business on the Record Date for such distribution;
CR'    =    the Conversion Ratio in effect immediately after the close of business on such Record Date;

SP0    =    the arithmetic average of the Daily VWAPs of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV    =    the fair market value (as determined by the Company in good faith) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.
Any decrease made under the portion of this Section 10(c) above shall become effective immediately after the close of business on the Record Date for such distribution. To the extent such distribution is not so paid or made, the Conversion Ratio shall be increased to the Conversion Ratio that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above) or if the Distributed Property is a right or warrant or similar instrument to purchase shares of Common Stock, in lieu of the foregoing decrease, each Holder of a share of Series B Preferred Stock shall receive, in respect of each such share of Series B Preferred Stock, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock that such share of Series B Preferred Stock would have been convertible pursuant to Section 7(a) on the Record Date for the distribution (assuming, for such purposes, the conditions to the Conversion as set forth in Section 7(a) had been fully satisfied on the day immediately prior to such Record Date and without regard to any limitations on conversion). If the Company in good faith determines the “FMV” (as defined above) of any distribution for purposes of this Section 10(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Daily VWAPs of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.
If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Fundamental Transaction, as to which the provisions of Section 6(b) shall apply; or (y) a tender offer or exchange offer for shares of the Common Stock, as to which the provisions of Section 10(e) shall apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Ratio shall be decreased based on the following formula:
where,
CR0    =    the Conversion Ratio in effect immediately prior to the end of the Valuation Period;

CR'    =    the Conversion Ratio in effect immediately after the end of the Valuation Period;
FMV0    =    the product of (x) the arithmetic average of the Daily VWAPs per share or unit of the Capital Stock or equity interests distributed to holders of the Common Stock (determined by reference to the definitions of Daily VWAP, Trading Day and Market Disruption Event as if references therein to Common Stock (or its securities exchange ticker) were instead references to such Capital Stock or similar equity interests (or its securities exchange ticker)) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and
MP0    =    the arithmetic average of the Daily VWAPs of the Common Stock for each Trading Day in the Valuation Period.
The decrease to the Conversion Ratio under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that in respect of any conversion of Series B Preferred Stock, if the relevant Conversion Date occurs during the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Ratio for such conversion. To the extent any dividend or distribution of the type described above in this Section 10(c) is declared but not made or paid, the Conversion Ratio will be readjusted to the Conversion Ratio that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(d)[Reserved]
(e)Tender and Exchange Offers. If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act (or any successor rule)), to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock (determined as of the expiration time of such offer by the Company in good faith) exceeds the Closing Price per share of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Ratio shall be decreased based on the following formula:
where,
CR0    =    the Conversion Ratio in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR'    =    the Conversion Ratio in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
AC    =    the aggregate value, as of the time such tender or exchange offer expires, of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer (such aggregate value to be determined, other than with respect to cash, by the Company in good faith);
OS0    =    the number of shares of Common Stock outstanding immediately prior to the time such tender or exchange offer expires (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
OS'    =    the number of shares of Common Stock outstanding immediately after the time such tender or exchange offer expires (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and
SP'    =    the arithmetic average of the Daily VWAPs of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.
The decrease to the Conversion Ratio under this Section 10(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion of Series B Preferred Stock, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date that such tender or exchange offer expires to, and including, the Conversion Date in determining the Conversion Ratio for such conversion.
To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Ratio will be readjusted to the Conversion Ratio that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.
(f)Stockholder Rights Plans. If the Company has a stockholder rights plan in effect upon conversion of the Series B Preferred Stock, each share of Common Stock issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Series B Preferred Stock, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Ratio shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the

Common Stock Distributed Property as provided in Section 10(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.
(g)Rounding; Par Value. All calculations under Section 10 shall be made to the nearest 1/10,000th of a share, as the case may be (with 5/100,000ths rounded upward). No adjustment in the Conversion Ratio shall reduce the Conversion Ratio below the then par value of the Common Stock.
(h)Certificate as to Adjustment.
(i)Promptly following any adjustment of the Conversion Ratio, the Company shall furnish to each Holder at the address specified for such Holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such Holder, which may be an electronic mail address) a certificate of an officer of the Company setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.
(ii)As promptly as reasonably practicable following the receipt by the Company of a written request by any Holder, but in any event not later than thirty (30) days thereafter, the Company shall furnish to such Holder a certificate of an officer of the Company certifying the Conversion Ratio then in effect and the number of Conversion Ratio or the amount, if any, of other shares of stock, securities or assets then issuable to such Holder upon conversion of the shares of Series B Preferred Stock held by such Holder.
(i)Notices. In the event that the Company shall take a record of the holders of its Common Stock (or other Capital Stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of Capital Stock of any class or any other securities, or to receive any other security, then, unless the Company has previously publicly announced such information (including through filing such information with the Securities and Exchange Commission), the Company shall send or cause to be sent to each at the address specified for such Holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such Holder, which may be an electronic mail address) at least ten (10) calendar days prior to the applicable record date, the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent.
Section 11.Miscellaneous.

(a)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally or by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at: LivePerson, Inc., 530 7th Ave. Floor M1, New York, New York, 10018, Attention: John Collins; Monica Greenberg, e-mail address JCollins@liveperson.com; MGreenberg@liveperson.com, or such other e-mail address or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by e-mail to each Holder at the e-mail address appearing on the books of the Company, or if no such e-mail address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Exchange Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth prior to 5:30 p.m. (New York City time) on any date.

(b)Book-Entry; Certificates. The Series B Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series B Preferred Stock be issued in certificated form, the Company will instead issue a stock certificate to such Holder representing such Holder’s shares of Series B Preferred Stock. To the extent that any shares of Series B Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.
(c)Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.
(d)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.
(e)Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.
(f)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
(g)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
(h)Status of Converted or Redeemed Series B Preferred Stock. Shares of Series B Preferred Stock may only be issued pursuant to the Exchange Agreement. If any shares of Series B Preferred Stock shall be converted or reacquired by the Company, such shares shall, automatically and without need for further action of the Board of Directors, resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series B Preferred Stock until such shares are once more designated or classified as part of a particular series pursuant to the Certificate of Incorporation.
(i)Withholding of Tax. Notwithstanding anything herein to the contrary, the Company shall be entitled to deduct and withhold from any consideration otherwise payable on or with respect to the Series B Preferred Stock (including upon conversion of any Series B Preferred Stock) such amounts as it is required to deduct or withhold with respect to the making of such payment under the Code or any other applicable tax law. If any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereunder as having been paid to the person to which such amounts would have otherwise been payable in the absence of such deduction or withholding.
(j)Tax Treatment. The Series B Preferred Stock is intended to be treated as stock that is not “preferred stock” for purposes of Section 305 of the Code.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this 12th day of September, 2025.

LIVEPERSON, INC. By: __/s/John Collins______________________ Name: John Collins Title: Chief Operating Officer and Chief Financial Officer